------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number
                                                 Expires:
                                                 Estimated average burden
                                                 hours per response ....... 1.0
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

===============================================================================
1. Name and Address of Reporting Person*

  MARSHALL              Christopher               Z.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)
  c/o ACE Limited
  The ACE Building, 30 Woodbourne Ave.
-------------------------------------------------------------------------------
                                    (Street)

  Hamilton                           HM 08                           BERMUDA
-------------------------------------------------------------------------------
   (City)                           (State)                           (Zip)


===============================================================================
2. Issuer Name and Ticker or Trading Symbol


               ACE Limited (NYSE:ACL)
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Statement for Month/Year

       September 1998
===============================================================================
5. If Amendment, Date of Original (Month/Year)


===============================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

             Chief Financial Officer
           -------------------------------------------------
===============================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)          (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares                      10/7/97         A(1)             197         A     $79.90                   D
-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares                      11/12/97        A(2)            3,000        A       (2)                    D
-----------------------------------------------------------------------------------------------------------------------------------
Ordinary Shares                       4/7/98         A(1)             397         A     $32.0344   105,441(3)    D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
Options to acquire   $90.00  11/12/97   A       20,000       (4)    11/12/2007  Ordinary  20,000  (5)    432,000(3)  D
                                                                                Shares
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:
(1) Purchase pursuant to ACE Limited Employee Stock Purchase Plan.
(2) Award of restricted stock pursuant to ACE Limited Long-Term Incentive Plan.  Stock vests as follows: 1/3 on first anniversary of date of award, 1/3 on second anniversary of date of award, and 1/3 on third anniversary of date of award.
(3) On February 17, 1998, the Ordinary Shares of ACE Limited split 3-for-1. Transactions prior to that date are thus reported on a pre-split basis, with respect to both the number of shares and, where applicable, the option exercise price. The totals in column 5 of Table I and column 9 of Table II have been adjusted, however, to give effect to the stock split.
(4) Options become exercisable as follows: 1/3 on first anniversary of date of award, 1/3 on second anniversary of date of award, and 1/3 on third anniversary of date of award.
(5) Option award pursuant to ACE Limited 1995 Long-Term Incentive Plan.


Signed for Christopher Z. Marshall pursuant to a power of attorney on file with the Securities and Exchange Commission




      /s/ Peter N. Mear                                    November 12, 1998
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

   Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2

(122795DTI)